Exhibit 99.1

Chevron Places Order for American Robotics’ Automated Drones

American Robotics builds its customer base in the oil and gas sector with new purchase order

WALTHAM, MA - January 26, 2022- Ondas Holdings Inc. (NASDAQ:ONDS), a leading provider of private wireless data, drone and automated data solutions through its wholly owned subsidiaries, Ondas Networks Inc. and American Robotics, Inc. ("American Robotics" or "AR"), announced today that American Robotics received a new purchase order from Chevron for its fully autonomous, FAA-approved, Scout Systems. This will be American Robotics’ second Fortune 100 customer in the oil and gas space.

“The oil and gas industry is primed to benefit from recent advancements in autonomous drone technology,” said Reese Mozer, CEO and co-founder of American Robotics. “Prior to our game-changing FAA approvals, asset managers that used drones to monitor their oil and gas fields needed to employ pilots and visual observers to fly the systems manually, and then manually convert the data into actionable insights. With Scout System, we are providing the oil and gas industry with a dramatically more efficient and effective way to manage, monitor, and inspect their assets. Analytics that were previously unattainable due to high costs of operation are now available through the Scout System, allowing users to make informed decisions in real-time that will drive their business forward.”

Working in and maintaining oil and gas infrastructure is time-consuming, labor-intensive, and can often put people in danger. Millions of acres of assets must be continually monitored to check for oil leaks, methane emissions, and damaged equipment. American Robotics’ fully-automated drone systems each conduct up to 20 autonomous missions per day without having a pilot or visual observer on the ground. The adoption of this technology in the space will allow for automated inspections, regular site monitoring, and enhanced safety for employees, all at a lower cost with increased accuracy.

The use of autonomous drones in the oil and gas industry is expected to continue and expand significantly in the coming years, as they are a crucial component when it comes to ensuring site safety and conducting regular facility inspections. Automating high-frequency inspections is critical for oil and gas companies to comply with global climate change mitigation commitments and regulations such as the U.S. Environmental Protection Agency’s (EPA) new Clean Air Act rule, intended to reduce methane emissions by 30 percent by 2030. Overall, the industry is projected to spend $15.6 billion on digital transformations by the end of the decade.

To learn more about American Robotics and its Scout System drone, click here.

About Ondas Holdings Inc.

Ondas Holdings Inc. ("Ondas") is a leading provider of private wireless data and drone solutions through its wholly owned subsidiaries Ondas Networks Inc. ("Ondas Networks") and American Robotics, Inc. ("American Robotics" or "AR"). Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets. Ondas Networks' standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today's legacy private licensed wireless networks. Ondas Networks' customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications. American Robotics designs, develops, and markets industrial drone solutions for rugged, real-world environments. AR's Scout System™ is a highly automated, AI-powered drone system capable of continuous, remote operation and is marketed as a "drone-in-a-box" turnkey data solution service under a Robot-as-a-Service (RAAS) business model. The Scout System™ is the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site. Ondas Networks and American Robotics together provide users in rail, agriculture, utilities and critical infrastructure markets with improved connectivity and data collection capabilities.

For additional information on Ondas Networks and Ondas Holdings, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on Twitter and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading "Risk Factors" discussed under the caption "Item 1A. Risk Factors" in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption "Item 1A. Risk Factors" in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

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Contacts

Media Contact
Derek Reisfield, President and CFO
Ondas Holdings Inc.
888.350.9994 x1019
ir@ondas.com

Media Contact for American Robotics
Chelsea Higgins
BIGfish Communications for American Robotics
americanrobotics@bigfishpr.com
617.713.3800